                                                        FOR IMMEDIATE RELEASE


                              YAHOO! TO ACQUIRE VIAWEB

            YAHOO! NOW OFFERS MERCHANTS THE ABILITY TO INSTANTLY CREATE,
                  PUBLISH, PROMOTE AND MANAGE SECURE ONLINE STORES


     SANTA CLARA, CALIF. - JUNE 8, 1998 - Yahoo! Inc. (NASDAQ: YHOO) today announced that it has signed a definitive agreement to acquire Viaweb, Inc., a privately-held company providing the No. 1 ranked software and reporting tools for building and operating online commerce Web sites. The acquisition is part of Yahoo!'s strategy to expand its popular merchant services program to enable small and medium-sized businesses to cost effectively build, promote and operate online storefronts. The acquisition, valued at approximately $49 million, further reinforces Yahoo!'s commitment to fostering the growth of commerce on the Internet.

     Under the terms of the agreement, Yahoo!-Registered Trademark- will issue approximately 455,000 shares of Yahoo! common stock in exchange for all outstanding Viaweb-Registered Trademark- shares, options and warrants. The acquisition will be accounted for as a purchase. Yahoo! expects to incur a one-time charge of approximately $45 million in the second fiscal quarter of 1998 relating to in-process technology acquired in the transaction. The acquisition, which is subject to a number of conditions, is expected to be completed in June.

     "With the rapid growth of online commerce, we've had tremendous demand among businesses of all sizes to establish online stores and to secure distribution on Yahoo!," said Tim Koogle, president and CEO, Yahoo! Inc. "As the most popular place where buyers and sellers meet on the Web, Yahoo! delivers the largest audience and has become the leading distribution platform for merchants selling goods and services. With the Viaweb acquisition, we are expanding our services to reach a broader audience of both merchants and Web users."

     Yahoo! currently provides promotion, marketing, and customer acquisition opportunities for thousands of today's leading online merchants. With the addition of Viaweb, Yahoo! is launching Yahoo! Store (http://store.yahoo.com), offering new Web merchants a complete setup,
design, hosting and promotional service.   Yahoo! Store, based on the popular
Viaweb Store-TM- service, is the first Web site authoring tool and hosting service that allows non-technical users to instantly create, publish and manage high-quality, secure online stores. Yahoo! Store works remotely over the Web, using an ordinary browser and an easy point-and-click interface to enable users to create online stores. The product's powerful capabilities also allow advanced Web designers to design highly customized, scalable sites. In addition, Yahoo! Store features a complete suite of tracking and reporting tools providing merchants with extensive data about traffic and income sources.

     "Viaweb has set the standard for fast, reliable and secure tools enabling Web merchants to build and operate online stores," said Paul Graham, president, Viaweb. "Integrating this into Yahoo!'s extensive base of Web merchants and its vast audience of shoppers is a great combination."

     Yahoo! is ranked the No. 1 site on the Web, reaching 83 percent of the active online shopping audience (@plan, Winter/Spring 1998). With an audience comprised of 32.9 million unique U.S. users per month (Relevant Knowledge, April 1998), Yahoo! reaches the largest audience of any Web site and is uniquely positioned to deliver merchants a powerful platform for distributing their goods and services and acquiring customers.


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                                              YAHOO! TO ACQUIRE VIAWEB/PAGE 2

     With online retail sales revenue in the United States expected to grow 404 percent from $2.4 billion in 1997 to $12.1 billion by the year 2000, the demand for electronic commerce software is increasing (Forrester Research, April 1998). The overall U.S. market for such tools is expected to reach $3.8 billion by 2002, up from $121 million in 1997 (Forrester Research, May 1998).

     Today more than 1,000 clients use Viaweb Store to create and host their online stores, including Dean & DeLuca, Frederick's of Hollywood, the Houston Astros, NASA's Kennedy Space Center, ROLLING STONE magazine, Vermont Teddy Bear Company and Yosemite National Park.

     Viaweb has received numerous industry awards. In industry-wide comparisons of online commerce tools, Viaweb Store was rated No. 1 by ZD INTERNET magazine (July 1997), won the Editors' Choice award from PC MAGAZINE (Nov. 18, 1997) and received a four-star rating from PC COMPUTING (October
1997).

     Viaweb was founded in July 1995 by a group of friends from Harvard University's Ph.D. program in computer science. The company is located in Cambridge, Mass., and currently has 21 full-time employees.

ABOUT YAHOO!

     Yahoo! Inc. (NASDAQ: YHOO) is a global Internet media company that offers a network of branded Web programming serving millions of users daily. As the first online navigational guide to the Web, www.yahoo.com, is the single largest guide in terms of traffic, advertising, household and business user reach, and is one of the most recognized brands associated with the Internet. Yahoo! Inc. provides targeted Internet resources and communications services for a broad range of audiences, based on demographic, key-subject and geographic interests. Yahoo! is headquartered in Santa Clara, Calif.

     This announcement contains forward looking statements that involve risks and uncertainties, including those relating to the company's ability to successfully complete the acquisition of Viaweb, to expand its electronic commerce offerings and to effectively integrate Viaweb's operations and services into those of the company. More information about potential factors which could affect the company's financial results is included in the company's annual report on Form 10-K for the year ended Dec. 31, 1997, including (without limitation) under the captions, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Risk Factors," "Competition" and "Proprietary Rights," and the company's quarterly report on Form 10-Q for the period ended March 31, 1998, which are on file with the Securities and Exchange Commission (http://www.sec.gov).

                                    # # #

             Yahoo! and the Yahoo! logo, are registered trademarks of Yahoo! Inc. Viaweb and Viaweb Store are trademarks and/or registered trademarks of Viaweb, Inc. All other names are trademarks and/or registered trademarks of their respective owners.


PRESS CONTACTS:

Blaise Simpson, NRW PR, 650-827-7065, blaise@nrgpr.com
Dana Young, Yahoo! Inc., 408-616-3631, danay@yahoo-inc.com